Exhibit 10.1
EXECUTION VERSION
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) by and between HealthMarkets, Inc., a Delaware corporation (the “Company”), and B. Curtis Westen (the “Executive”), is dated as of September 1, 2011.
WHEREAS, the Executive had been employed by the Company as its Executive Vice President and General Counsel;
WHEREAS, effective August 12, 2011, the Executive resigned from his positions as the Company’s Executive Vice President and General and from all other positions the Executive held as an officer or member of the board of directors of any of the Company’s Subsidiaries or affiliates (the “Resignation Date”);
WHEREAS, the Company and the Executive are parties to an employment agreement dated as of October 26, 2010 (the “Employment Agreement”) (all capitalized terms not defined herein shall have the meanings ascribed to them in Section 23 of the Employment Agreement); and
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. Resignation. Effective the Resignation Date, the Executive resigned from his employment with the Company. The Executive hereby agrees to execute any and all additional documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation. The parties agree that the Executive’s resignation shall constitute a “separation from service” within the meaning of Section 409A of the Code.
2. Separation Payments. Subject to the Executive’s execution and non-revocation of the release of claims against the Company attached hereto as Exhibit A (the “Release”) within 30 days following the Resignation Date and the Executive’s continued compliance with the Restrictive Covenants in accordance with Section 12 of the Employment Agreement, the Company shall make the following payments in the manner and time frames described below:
(a) the prorata retention payment of $63,800 pursuant to section 9(b) of the Employment Agreement payable in a lump sum no later than 30 days following the Resignation Date;

(b) an amount equal to the annual bonus that would have been paid to the Executive with respect to the Company’s 2011 fiscal year pursuant to Section 4(b)(i) of the Employment Agreement had the Executive remained employed through the date on which annual bonuses are paid to senior executives of the Company generally, with the actual payment to be based upon the achievement of the applicable performance goals (and determined based on the exercise of negative discretion no less favorable to the Executive than that exercised with respect to active senior executives of the Company generally) with such bonus to be payable no later than March 15, 2012; provided, however, that any amount payable pursuant to the preceding clause shall be reduced by the Guaranteed Bonus Payments (as defined in the Employment Agreement), each in the amount of $43,750, that have been paid to the Executive on or about March 31, 2011 and June 30, 2011 and will be paid on or about September 30, 2011 and December 31, 2011 (which, subject to the proviso below, shall be paid as if the Executive remained employed through each such payment date), in each case pursuant to the terms and conditions of the executive retention program; provided, further, however, that the bonus payments under this Section 2(b), other than the bonus payments that would otherwise be due to the Executive under Section 9(a) of the Employment Agreement, are subject to the Executive continuing to provide services pursuant to the Consulting Agreement between the Executive and the Company, dated as of August 25, 2011 (the “Consulting Agreement”), through December 31, 2011; and
(c) to the extent unvested as of the Resignation Date, the Executive’s Initial LTIP Award shall fully vest and become non-forfeitable upon the Resignation Date, but shall be paid at such time as the Initial LTIP Award would otherwise have been paid had the Executive remained employed with the Company (the earlier of (i) immediately prior to a Change of Control or (ii) on January 26, 2012).
Any payments under this Section 2 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.
3. Nondisparagement. On and after the Resignation Date, the Executive agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, the Company, its Subsidiaries or affiliates or any of their respective present or former directors, officers, employees as a group, The Blackstone Group, Goldman Sachs & Co. and/or DLJ Merchant Banking Partners. On and after the Resignation Date, the Company and Blackstone each agree that it shall not, and the Company shall instruct its directors and named executive officers, in each case as of the Resignation Date, not to make, or participate in the making of, any statements, written or oral, which disparage or defame the reputation of the Executive. Notwithstanding the foregoing, nothing in this Section 3 shall prohibit any party from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or in order to enforce the applicable parties rights under this Agreement.
4. Confidentiality; Return of Property. On and after the Resignation Date, the Executive shall continue to be subject to the confidentiality provisions and return of property provisions set forth in Section 11 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect. Notwithstanding the return of property provisions set forth in Section 11 of the Employment Agreement, the Executive shall maintain any Company property necessary to provide services under the Consulting Agreement and shall return such property on or before December 31, 2011.
5. Covenant Not to Compete. For the period beginning on the Resignation Date and ending on December 31, 2012, the Executive shall continue to be subject to the covenant not to compete provisions set forth in Section 12 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect.

6. Remedies. The Executive acknowledges and agrees that the violation of Section 4 and/or Section 5 above would result in a material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity of proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
7. No Mitigation. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except as provided in Section 9(f) of the Employment Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
8. Indemnification; Tax Payments. Notwithstanding the other provisions of this Agreement, the indemnification and other provisions set forth in Section 19 of the Employment Agreement and the provisions of Section 10 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, where applicable any reference to “this Agreement” in such sections shall mean this Separation Agreement. In addition, the Executive’s indemnification agreement with the Company shall remain in full force and effect.
9. Compliance with Section 409A of the Code. Notwithstanding other provisions of this Agreement, the provisions relating to Section 409A of the Code set forth in Section 13 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect. As of the date hereof, the Company believes that the payments, benefits and entitlements under this Agreement are compliant with Section 409A of the Code.
10. Entire Agreement. As of the date hereof, this Agreement, along with the sections of the Employment Agreement explicitly referenced herein and the Consulting Agreement, sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of the Resignation Date, supersedes in its entirety, except with respect to the sections explicitly referenced herein, the Employment Agreement, any severance plan, policy or arrangement of the Company, and the terms and conditions of the executive retention program. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement and the Consulting Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company on and after the Resignation Date.

11. Successors. Notwithstanding the other provisions of this Agreement, the provisions of Section 16 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that any reference to “this Agreement” in such Section 16 shall mean this Separation Agreement.
12. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
13. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
14. Withholding of Taxes. The tax withholding and other provisions set forth in Section 15 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect.
15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company specifically referencing such provision being so modified, waived or discharged (provided that in the case of any waiver or discharge such waiver or discharge shall only need to be in a writing signed by the party against whom the waiver or discharge is being enforced). No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. For the avoidance of doubt, any reference to an “affiliate” of the Company or any Subsidiary shall not include any investor in the Company or any entity in which such investor owns or holds an equity position (other than the Company or any Subsidiary).
16. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.
_______________________
B. Curtis Westen

HealthMarkets, Inc.
By:	____________________
Name:
Title:

Solely with respect to Section 3 of this Agreement
Accepted and Agreed to as of the day and year first
written above on behalf of the Blackstone Group
By Blackstone Management Associates IV L.L.C.
_______________________
Name:
Title:

Exhibit A
Release
In consideration of the payments and promises contained in your Separation Agreement with HealthMarkets, Inc. (the “Company”) dated as of August 25, 2011 (the “Separation Agreement”), and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the Company Affiliates (as defined below) up to the date of execution of this release, except to the extent such claims or causes of action are not released by you in Paragraph 2 hereof (the “Release”), you hereby:
1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “Company Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any Company Affiliate. This Release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Delaware, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Company Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1;

provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder (including Paragraph 1 hereof) shall be deemed to affect, impair or diminish in any respect (or deemed to be a release by you of any claims or an agreement not to sue or bring an action with respect to): (i) any vested rights as of the date of termination of employment or entitlement you may have under the HealthMarkets 401(k) and Savings Plan; (ii) any other vested rights as of the date of termination of employment you may have under any plan or program in which you have participated in your capacity as an employee and/or director of the Company or any other Company Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights to enforce this Release or the Separation Agreement, including but not limited to your right to bring a claim for breach of this Release or the Separation Agreement; (v) any rights you may have under Section 9 (Indemnification; Tax Payments) of the Separation Agreement; (vi) any rights to indemnification and/or advancement of expenses that you have or may have under the terms of the Company’s Amended and Restated Bylaws and/or the Company’s Certificate of Incorporation or any rights you have pursuant to any applicable directors’ and officers’ liability insurance policies; (vii) your rights as a shareholder of the Company; or (viii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
4. agree to make yourself reasonably available to the Company following the date of your termination to assist the Company and its subsidiaries and affiliates and their respective predecessors and successors, as may be requested by the Company at mutually convenient times and places taking into account your other business and personal commitments, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company with respect to matters of which you have relevant knowledge. Notwithstanding the foregoing, you shall not be required to cooperate if such cooperation is adverse to your legal interests. In addition, the Company agrees to pay promptly any reasonable expenses incurred by you in connection with such cooperation, including, without limitation, business class airfare, reasonable meals, reasonable hotels and reasonable legal fees to the extent the Company and you agree (the Company’s agreement not to be unreasonably withheld) separate representation is warranted by the circumstances.

5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the Company and its affiliates and subsidiaries and their respective predecessors and successors or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law and the foregoing shall not prohibit you from making any truthful statements that are necessary to defend yourself in an arbitration or judicial proceeding.
_______________________
B. Curtis Westen

HealthMarkets, Inc.
By:	____________________
Name:
Title:

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